Exhibit 99.4

ValueClick, Inc. and Search123.com Inc.

Unaudited pro forma combined financial information

for the year ended

December 31, 2002

Introduction

On May 30, 2003 we completed the acquisition of Search123.com Inc. (“Search123”). Pursuant to the merger agreement, ValueClick acquired all of the outstanding capital stock of Search123 for an aggregate purchase price of $4.7 million plus direct transaction costs of approximately $200,000.  The net purchase price of $3.2 million, calculated as the aggregate purchase price less the working capital deficit assumed, was paid in cash that was derived from our existing working capital. The following unaudited pro forma combined consolidated statement of operations presents the effects of the proposed merger between ValueClick and Search123 under the purchase method of accounting.

The unaudited pro forma combined consolidated statement of operations gives effect to the merger with Search123 as if it occurred as of January 1, 2002. The accompanying pro forma combined consolidated statement of operations for the year ended December 31, 2002 presents ValueClick’s pro forma consolidated statement of operations for the year ended December 31, 2002 combined with Search123’s consolidated statement of operations for the year ended December 31, 2002. The pro forma ValueClick consolidated statement of operations reflects the historical results of ValueClick for the year ended December 31, 2002, adjustments to reflect the 2002 operating results of Be Free prior to the acquisition in May 2002 and additional acquisition related pro forma adjustments.

The unaudited pro forma combined consolidated statement of operations has been prepared in accordance with the rules and regulations of the SEC, is provided for illustrative purposes only and is not necessarily indicative of the consolidated results of operations or financial position that actually would have occurred if the merger had been consummated as of the date indicated, nor are they necessarily indicative of future operating results. The combined company will focus on the growing Internet advertising solutions market.

The unaudited pro forma combined consolidated statement of operations and accompanying notes should be read in conjunction with the ValueClick historical consolidated financial statements and notes thereto included in ValueClick’s Annual Report on Form 10-K for the year ended December 31, 2002.

ValueClick, Inc.

Unaudited Pro Forma Combined Consolidated Statement of Operations

for the year ended

December 31, 2002

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Pro Forma ValueClick	Search123
	(In thousands, Except per share data)

Revenue	$70,687	$3,251	$—		$73,938
Cost of revenue	23,737	1,944	—		25,681
Gross profit	46,950	1,307	—		48,257

Operating expenses:
Sales and marketing	21,155	492	—		21,647
General and administrative	18,015	1,135	—		19,150
Product development	14,254	466	—		14,720
Stock-based compensation	1,765	—	—		1,765
Amortization of intangible assets	713	36	(36	)(a)	1,069
			356	(a)
Merger-related costs	17	—	—		17
Restructuring charge	2,320	—	—		2,320
Total operating expenses	58,239	2,129	320		60,688
Loss from operations	(11,289)	(822)	(320)		(12,431)

Interest income, net	7,354	—	(63	)(b)	7,291
Gain on sale of marketable securities	134	—	—		134
Other	32	—	—		32
Loss before income taxes, minority interest and cumulative effect of a change in accounting principle	(3,769)	(822)	(384)		(4,975)
Provision for income taxes	163	—	—		163
Loss before minority interest and cumulative effect of a change in accounting principle	(3,932)	(822)	(384)		(5,138)
Minority share of income in consolidated subsidiary	(15)	—	—		(15)
Loss before cumulative effect of a change in accounting principle	(3,947)	(822)	(384)		(5,153)
Cumulative effect of change in accounting principle	(7,649)	—	—		(7,649)
Net loss	$(11,596)	$(822)	$(384)		$(12,802)

Historical basic and diluted net loss per share	$(0.13)

Shares used in the calculation of historic basic and diluted net loss per common share:	89,864

Pro forma basic and diluted net loss per common share:					$(0.14)

Pro forma shares used to calculate net loss per common share:					89,864

See Notes to the Unaudited Pro Forma Combined Consolidated Statement of Operations

ValueClick, Inc.

Notes to Unaudited Pro Forma Combined Consolidated Statement of Operations

1. Pro Forma ValueClick Statement of Operations

The pro forma ValueClick statement of operations column reflects the historical results of ValueClick for the year ended December 31, 2002 which includes the results for Be Free, Inc. (“Be Free”) for the periods subsequent to the May 2002 acquisition date and adjustments to reflect the 2002 pro forma operating results of Be Free prior to the acquisition date and pro forma adjustments to reflect the acquisition as follows:

	Historical ValueClick	Historical Be Free Prior to Acquisition	Pro Forma Adjustments		Pro Forma ValueClick
	(In thousands)

Revenue	$62,554	$8,133	$—		$70,687
Cost of revenue	21,733	2,004	—		23,737
Gross profit	40,821	6,129	—		46,950

Operating expenses:
Sales and marketing	17,314	3,841	—		21,155
General and administrative	16,714	2,658	(1,357	)(i)	18,015
Product development	11,216	3,038			14,254
Stock-based compensation	1,527	466	(228	)(ii)	1,765
Amortization of intangible assets	533	634	(454	)(i)	713
Merger-related costs	17	—	—		17
Restructuring charge	2,320	—	—		2,320
Total operating expenses	49,641	10,637	(2,039)		58,239
Income (loss) from operations	(8,820)	(4,508)	2,039		(11,289)

Interest income, net	5,909	1,445	—		7,354
Loss on sale of marketable securities	134	—	—		134
Foreign currency transaction loss	32	—	—		32

Loss before income taxes, minority interest and cumulative effect of a change in accounting principle	(2,745)	(3,063)	2,039		(3,769)
Provision for income taxes	163	—	—		163
Loss before minority interest and cumulative effect of a change in accounting principle	(2,908)	(3,063)	2,039		(3,932)

Minority share of income in consolidated subsidiary	(15)	—	—		(15)

Loss before cumulative effect of a change in accounting principle	(2,923)	(3,063)	2,039		(3,947)

Cumulative effect of change in accounting principle	(7,649)	—	—		(7,649)

Net loss	$(10,572)	$(3,063)	$2,039		$(11,596)

(i)          The adjustment to depreciation and amortization of intangibles reflects the elimination of the Be Free property and equipment, intangible assets, and other non-current asset balances.

(ii)       The adjustment to stock-based compensation reflects the elimination of historical stock-based compensation for Be Free, net of the effect of allocating deferred stock compensation for the intrinsic value of Be Free’s unvested in-the-money stock options assumed and the related amortization of stock-based compensation related to these options.

2. Pro Forma Adjustments

The pro forma adjustments to the unaudited pro forma combined condensed consolidated statement of operations reflect the following:

(a)          AMORTIZATION OF INTANGIBLE ASSETS— The adjustments to remove existing amortization of intangible assets related to eliminated intangible assets and recognize amortization of intangible assets recorded in the purchase price allocation as a result of applying purchase accounting to the transaction.

(b)         INTEREST INCOME, NET—To reduce interest income related to the cash component of the purchase price.